EXHIBIT 99.1

ARIAD Initiates Phase 2 Clinical Trial of AP23573 in Patients with Recurrent or Persistent Endometrial Cancer;
     Over 40,000 New Cases of Endometrial Cancer Expected in 2005

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 30, 2005--ARIAD Pharmaceuticals, Inc. (Nasdaq:ARIA) today announced initiation of enrollment of patients with recurrent or persistent endometrial cancer in a global Phase 2 clinical trial of its novel mTOR inhibitor, AP23573, as a single agent. Endometrial cancer is the most common gynecologic malignancy, including ovarian cancer.
    This non-randomized study will evaluate the clinical benefit of AP23573 in well-characterized endometrial cancer patients. Up to approximately 45 patients will be enrolled in the trial at several centers in the United States and Europe. AP23573 will be administered intravenously using a daily dosing regimen. Patients will be followed for at least six months after enrollment but may continue on AP23573 if they have clinical benefit. Data on multiple mTOR-pathway biomarkers, including functional imaging in a subset of patients, will be obtained to help identify patients who are most likely to benefit from treatment with AP23573.
    "Biological and genetic studies of mTOR-pathway activation in endometrial cancer highlight the importance of this pathway in these tumors and the potential for increased sensitivity to mTOR inhibition. These data led us to include endometrial cancer as another potential indication with substantial unmet medical need that warrants further study with AP23573 in Phase 2 trials," said Tim Clackson, Ph.D., chief scientific officer and senior vice president of ARIAD.

    About Endometrial Cancer

    It is expected that over 40,000 new cases of endometrial cancer will be diagnosed in the U.S. in 2005, and over 7,000 deaths will occur. Endometrial cancer, which develops from the inner lining of the uterus is the most common cancer in the female reproductive system. Prognosis for patients is primarily based on the time of diagnosis relative to the stage of the cancer. Initial treatment consists of surgery, alone or in combination with radiation, or hormonal therapy. For those women with disease progression, chemotherapy is the only currently available treatment option, and limited benefit has been seen in such cases, emphasizing the need for new molecularly targeted therapies.

    About AP23573

    ARIAD's small-molecule drug, AP23573, starves cancer cells and shrinks tumors by inhibiting the critical cell-signaling protein, mTOR, which regulates the response of tumor cells to nutrients and growth factors, and controls tumor blood supply and angiogenesis through effects on Vascular Endothelial Growth Factor (VEGF) in tumor and endothelial cells. AP23573 also blocks the proliferation and migration of vascular smooth muscle cells, the primary cause of narrowing and reblockage of injured arteries, and is an analog of sirolimus, another mTOR inhibitor that has been approved for use in drug-eluting stents. AP23573 is currently in Phase 1 and 2 clinical trials in patients with solid tumors and hematologic cancers. AP23573 has been designated a fast-track product by the U.S. Food and Drug Administration for the treatment of soft-tissue and bone sarcomas.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat disease by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to accurately estimate the timing and actual research and development expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture our product candidates on a commercial scale or to supply our product candidates to our collaborator for use in its product candidates, risks and uncertainties regarding our and our collaborator's ability to successfully enroll and conduct preclinical and clinical studies of product candidates, including our product candidate to treat cancer described in this release and our collaborator's medical device product candidates to treat vascular disease, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or our collaborator's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and our collaborator's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal proceedings, including litigation concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on our collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Edward Fitzgerald (Investors)
             617-621-2345
             or
             Pure Communications
             Andrea Johnston (Media)
             910-681-1088